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                                 EXHIBIT 12.3

                  ALCO STANDARD CORPORATION AND SUBSIDIARIES
       RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                   (EXCLUDING CAPTIVE FINANCE SUBSIDIARIES)
                            (dollars in thousands)

                                                          ---------------------------------------------------------------------
                                                             9/30/95        1994           1993           1992          1991
                                                          ---------------------------------------------------------------------
Earnings
        Income (loss) from continuing
                operations                                $  204,801    $   57,262    $    11,025     $   98,162    $   73,051
        Add:
                Loss from unconsolidated affiliate                         117,158          2,538
                Provision for income taxes                   129,067        77,792         11,512         64,592        46,221
                Fixed charges                                 90,468        73,751         62,535         50,595        52,951

                                                          ----------    ----------    -----------     ----------    ----------
        Earnings, as adjusted                      (A)    $  424,336    $  325,963    $    87,610     $  213,349    $   72,223
                                                          ==========    ==========    ===========     ==========    ==========

Fixed charges and preferred stock dividends
        Other interest expense, including
          interest on capital leases                      $   55,838    $   43,802    $    40,189     $   31,680    $   37,426
        Estimated interest component of
                rental expense                                34,630        29,949         22,346         18,915        15,525

                                                          ----------    ----------    -----------     ----------    ----------
        Total fixed charges                                   90,468        73,751         62,535         50,595        52,951

        Preferred stock dividends, as adjusted                24,811        19,002         15,613            129           227

        Total fixed charges and preferred                 ----------    ----------    -----------     ----------    ----------
                stock dividends                    (B)    $  115,279    $   92,753    $    78,148     $   50,724    $   53,178
                                                          ==========    ==========    ===========     ==========    ==========

Ratio of earnings to fixed charges
        and preferred stock dividends
                                    (A) divided by (B)           3.7           3.5            1.1 *          4.2           3.2
                                                                 ===           ===            ===            ===           ===


* Excluding the effect of the restructuring costs, the ratio of earnings to fixed charges and preferred stock dividends (excluding captive finance subsidiaries) for fiscal 1993 is 3.4.